Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Patriot National Bancorp, Inc. on Form S-3 (No. 333-100981) of our report dated March 3, 2005, which appears in the Financial Report following page 33 of the Annual Report on Form 10-KSB of Patriot National Bancorp, Inc. for the year ended December 31, 2004.

/s/ McGladrey & Pullen, LLP

New Haven, Connecticut
March 24, 2005